[LETTERHEAD OF ARTHUR ANDERSEN LLP]


                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our reports dated September 1, 1999, except for Note 11, as to which the date is October 18, 1999, included in or made a part of the DTC Communications Corp. registration statement, and to all references made to our Firm.


/s/ Arthur Andersen LLP

Nashville, Tennessee
October 25, 1999